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APOLLO Genetics

John J. Curry
859 Washington Street
Franklin, MA 02038

November 10, 1996

Dear John:

        This letter sets forth the terms on which Apollo Genetics, Inc. (The "Company") is offering to employ you in an executive capacity, as Vice President of Finance and Administration & Chief Financial Officer, subject to the supervision of, and to have such authority as is delegated to you by, the Chief Executive Officer. You shall devote your entire business time, attention and energies to the business and interests of the Company.

        In consideration of the services to be rendered by you hereunder, the Company shall pay you an annual salary of $80,000, payable in accordance with the Company's usual payment practices (the "Base Salary"). The first month of your employment shall be on a half-time basis and employment following that on a full-time basis. Subject to the approval of the Compensation Committee of the Board, I am recommending that you also receive incentive stock options (the "Options") to purchase an aggregate of 50,000 shares of the Common Stock, $.02 par value per share (the "Common Stock"), of the Company at an option price equal to the fair market value of such Common Stock on the date of grant. As of November 10, 1996 the fair market value of the Common Stock is $.80 per share. The Option shall (i) become exercisable with respect to twenty percent (20%) of such Common Stock on the date of grant and with respect to twenty percent (20%) of such Common Stock on each of the next four (4) anniversaries of the date of grant, (ii) be subject to the terms and conditions set forth in the Company's 1993 Incentive and Non-Qualified Stock Option Plan (the "Plan"), and (iii) contain other terms and conditions as may be imposed by the Compensation Committee of the Board. The number and price of stock options set forth in this paragraph represent values prior to the Company's anticipated 1:3.3 reverse stock split.

        Your compensation package shall be reviewed annually and you shall be eligible for a 15% annual bonus. If your job performance in 1997 upon review is good or superior you will automatically be awarded an additional 50,000 options exercisable at the then-current fair market value, with 20% vesting immediately and 20% per year for four years.

        Your employment by the Company hereunder is "at will" and the Company may terminate such employment at any time, in which case the Company shall pay you the compensation and benefits otherwise payable to you under the preceding paragraph through the last day of your actual employment by the Company.

        With the exception of the Non-Disclosure Agreement between yourself and the Company which remains in place, this Agreement supersedes all prior agreements and constitutes the entire agreement between us with respect to your employment by the

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Company. This Agreement shall in all events and for all purposes be governed by the construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

        Please indicate your acceptance of the terms of this offer by signing the enclosed copy below and returning it to the Company.

                                          Very truly yours,

                                          /s/ Katherine Gordon
                                          -----------------------
                                          Katherine Gordon, Ph.D.
                                          President and CEO


Agreed to and accepted as of
the date first above written:

/s/ John J. Curry
-----------------------------
Name: